SUBORDINATION AGREEMENT

This Subordination Agreement is made as of February 9, 2010, by and between Agile Opportunity Fund LLC, a Delaware limited liability company (“Senior Creditor”), and Henry A. Ponzio, a resident of the State of Connecticut (the “Junior Creditor”).

Recitals

A.           Compliance Systems Corporation, a Nevada corporation (the “Company”), has issued or shall issue to Senior Creditor on or about the date hereof, a debenture which is secured by assets and property of the Company.

B.           Junior Creditor has extended loans or other credit accommodations to the Company or one or more of its subsidiaries (collectively, with the Company, the “Borrower”), and/or may extend loans or other credit accommodations to Borrower from time to time.

C.           In order to induce Senior Creditor to extend credit to the Borrower and, at any time or from time to time, at Senior Creditor’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of the Borrower, or to purchase or extend credit upon any instrument or writing in respect of which the Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Senior Creditor may deem advisable, Junior Creditor is willing to subordinate, on the terms hereof:  (i) all of Borrower’s indebtedness and obligations to Junior Creditor, whether presently existing or arising in the future (the “Subordinated Debt”), to all of the Borrower’s indebtedness and obligations to Senior Creditor; and (ii) all of Junior Creditor’s security interests in the Borrower’s property to all of Senior Creditor’s security interests in the Borrower’s property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.           Junior Creditor subordinates to Senior Creditor any security interest or lien that Junior Creditor may have in any property or assets of Borrower (the “Collateral”).  Notwithstanding the respective dates of attachment and/or perfection of the security interest of Junior Creditor and the security interest of Senior Creditor, the security interest of Senior Creditor in the Collateral shall at all times be senior in all respects to the security interest of Junior Creditor.

2.           All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Senior Creditor now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”).

3.           For so long as any Senior Debt remains outstanding and while an event of default has been declared or is otherwise occurring under any debt instrument evidencing the Senior Debt, Junior Creditor will not:  (a) demand or receive from Borrower (and Borrower will not pay to Junior Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise; (b) exercise any right or remedy, or take any enforcement action regarding any property or assets of Borrower; or (c) commence, or cause to be commenced, prosecute or participate in any administrative, legal or equitable action against Borrower or the Collateral.  Senior Creditor shall notify Junior Creditor of the declaration and/or occurrence of any such event of default.

4.           For so long as any Senior Debt remains outstanding and while an event of default has been declared or is otherwise occurring under any debt instrument evidencing the Senior Debt, Junior Creditor shall promptly deliver to Senior Creditor in the form received (except for endorsement or assignment by Junior Creditor where required by Senior Creditor) for application to the Senior Debt any payment, distribution, security or proceeds received by Junior Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.  Senior Creditor shall notify Junior Creditor of the declaration and/or occurrence of any such event of default.

5.           In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Senior Creditor’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Junior Creditor.

6.           Until the Senior Debt is fully paid in cash and Senior Creditor’s arrangements to lend any funds to Borrower has been terminated, Junior Creditor irrevocably appoints Senior Creditor as Junior Creditor’s attorney-in-fact, and grants to Senior Creditor a power of attorney with full power of substitution, in the name of Junior Creditor or in the name of Senior Creditor, for the use and benefit of Senior Creditor, without notice to Junior Creditor, to perform at Senior Creditor’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i)           To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Junior Creditor if Junior Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Senior Creditor elects, in its sole discretion, to file such claim or claims; and

(ii)         To accept or reject any plan of reorganization or arrangement on behalf of Junior Creditor and to otherwise vote Junior Creditor’s claims in respect of any Subordinated Debt in any manner that Senior Creditor deems appropriate for the enforcement of its rights hereunder.

7.           Junior Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. Junior Creditor hereby agrees that any financing statements filed by Junior Creditor against Borrower after the date of this Agreement shall contain the following: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Agile Opportunity Fund, LLC, the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Agile Opportunity Fund, LLC in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Agile Opportunity Fund, LLC.”

8.           No amendment or restatement of the documents evidencing or relating to the either the Senior Debt or the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Junior Creditor may have in any property of Borrower.

9.           If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Senior Creditor for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Junior Creditor shall immediately pay over to Senior Creditor all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Junior Creditor, Senior Creditor may take such actions with respect to the Senior Debt as Senior Creditor, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  No such action or inaction shall impair or otherwise affect Senior Creditor’s rights hereunder.

10.         This Agreement shall bind any successors or assignees of Junior Creditor and shall benefit any successors or assigns of Senior Creditor.  This Agreement shall remain effective until (i) the Senior Debt is fully paid in cash or other good funds acceptable to Senior Creditor and (ii) Senior Creditor has no commitment or obligation to lend any further funds to Borrower. This Agreement is solely for the benefit of Junior Creditor and Senior Creditor and not for the benefit of Borrower or any other party.

11.         Junior Creditor hereby agrees to execute such documents and/or take such further action as Senior Creditor may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by Senior Creditor.

12.         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.  Junior Creditor and Senior Creditor submit to the exclusive jurisdiction of the state and federal courts located in New York, New York in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement.  JUNIOR CREDITOR AND SENIOR CREDITOR WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

14.         This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Junior Creditor is not relying on any representations by Senior Creditor or Borrower in entering into this Agreement and Junior Creditor has kept and will continue to keep itself fully appraised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Junior Creditor and Senior Creditor.

15.         All requests, demands, notices and other communications required or otherwise given under this Agreement shall be deemed sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded via a nationally recognized overnight courier requiring delivery the next business day and written acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, in the case of clauses (b) and (c), addressed to the party to whom such request, demand, notice or other communication is being given at such recipient’s address set forth on the signature page to this Agreement, or, in the case of any of the parties to this Agreement, at such other address as such party shall have furnished in writing, in accordance with this section 15, to the other party to this Agreement.  Each such request, demand, notice or other communication shall be deemed given (i) on the date of delivery by hand, (ii) on the first business day following the date of delivery to an overnight courier or (iii) three business days following mailing by registered or certified mail.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HENRY A. PONZIO		Address for Notice:
Henry A. Ponzio
446 Main Street, Unit 15
Old Saybrook, CT 06475
By:	/s/ Henry A. Ponzio
Name: Henry A. Ponzio
Title:

AGILE OPPORTUNITY FUND, LLC		Address for Notice:
1175 Walt Whitman Road, Suite
100A, Melville, NY 11747
By:	/s/ David I. Propis
Name: David I. Propis
Title: Managing Member

The undersigned hereby acknowledges and approves of the terms of this Agreement.

COMPLIANCE SYSTEMS CORPORATION		Address for Notice:
90 Pratt Oval
Glen Cove, NY 11542

By:	/s/ Dean R. Garfinkel
Name: Dean R. Garfinkel
Title: President